                                    EXHIBIT A

                                                                     NO. L023489
                                                              VANCOUVER REGISTRY

                    IN THE SUPREME COURT OF BRITISH COLUMBIA

            IN THE MATTER OF THE COMPANIES' CREDITORS ARRANGEMENT ACT
                              R.S.C. 1985, c. C-36

                                       AND

                        IN THE MATTER OF THE COMPANY ACT
                              R.S.B.C. 996, c. 62

                                       AND

              IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT
                              R.S.C. 1985, c. C-44

                                       AND

                      IN THE MATTER OF THE PARTNERSHIP ACT
                              R.S.B.C. 1996, c. 348

                                       AND

       IN THE MATTER OF DOMAN INDUSTRIES LIMITED, ALPINE PROJECTS LIMITED
           DIAMOND LUMBER SALES LIMITED, DOMAN FOREST PRODUCTS LIMITED
             DOMAN'S FREIGHTWAYS LTD., DOMAN HOLDINGS LIMITED, DOMAN
       INVESTMENTS LIMITED, DOMAN LOG SUPPLY LTD., DOMAN -- WESTERN LUMBER
         LTD., EACOM TIMBER SALES LTD., WESTERN FOREST PRODUCTS LIMITED
            WESTERN PULP INC., WESTERN PULP LIMITED PARTNERSHIP, and
                       QUATSINO NAVIGATION COMPANY LIMITED

                                                                     PETITIONERS

                                 P R A E C I P E

REQUIRED: File attached Term Sheet which constitutes the Term Sheet referenced in paragraph 2 of the Order of Tysoe pronounced on January 23, 2004


          DATED at the City of Vancouver, in the Province of British Columbia, this 5th day of February, 2004.


                                           [SIGNATURE]
                                         ---------------------------------------
                                         Solicitor for Tricap Restructuring Fund

THIS PRAECIPE is filed by the firm of Fraser Milner Casgrain LLP, Barristers and Solicitors, 15th Floor, The Grosvenor Building, 1040 West Georgia Street, Vancouver, British Columbia, V6E 4H8 (Telephone: 687-4460), ATTENTION: Douglas
L. Knowles, Q.C./Mary L.A. Buttery.

DOMAN INDUSTRIES LIMITED
Term Sheet -- Restructuring of Creditor Claims

The purpose of this Term Sheet is to set out the principal terms/features of a proposed restructuring of creditor claims (the "Restructuring") against Doman Industries Limited ("DIL") and related corporations/entities (the "Doman Group"). This Term Sheet will not create any obligations on behalf of the holders of outstanding unsecured bonds of DIL.

1. OVERVIEW OF      This Restructuring will encompass certain members
   RESTRUCTURING    of the Doman Group (including all of the Doman affiliates
                    that are debtors or guarantors of the outstanding secured bonds of DIL), with the intention of accomplishing the following:

                    (a) segregating the principal operating assets of the Doman Group into two new corporate groups, one ("Lumberco") that will hold all of the solid wood-related businesses and assets (i.e. everything but the true pulp assets) and a second ("Pulpco") that will hold only the pulp assets, some of which may be disposed of or discontinued prior to the completion of the Restructuring;

                    (b) compromising claims of creditors of members of the Doman Group to the extent possible within the context of good business judgment and compromising those unsecured claims for equity and other securities in Lumberco;

                    (c) facilitation of the ability to sell off non solid wood-related assets (i.e. pulp assets) or discontinue certain operations that utilize non-solid wood assets during and/or after the Restructuring with no disruption to Lumberco;

                    (d) operational and legal separation of the Lumberco assets post-restructuring from Pulpco creditor claims; and

                    (e) facilitation of a refinancing through a distribution of warrants.

2. COMPROMISE OF    Affected claims of creditors of DIL and other members of
   DEBT             the Doman Group (collectively, the "Filing Entities") will be addressed pursuant to a plan [OR PLANS] of arrangement
                    (the "Plan")(1), to be undertaken pursuant to the COMPANIES
                    CREDITORS' ARRANGEMENT ACT (Canada) (the "CCAA"). Under the
                    Plan [OR PLANS], those claims will be compromised and persons with proven claims will receive (i) common shares in the capital of Lumberco ("Lumberco Shares"); (ii) a pro rata share of warrants issued by Lumberco ("Warrants"), which will entitle the holders thereof to acquire Units consisting of: (a) additional common shares of Lumberco; and (b) secured bonds of Lumberco; all as more particularly described below. No plan of

-----------------
(1) It may be advisable to split this restructuring into two separate plans of arrangement for Lumberco and Pulpco respectively. The utility of two plans will be assessed shortly by the Restricted Creditors.

                    arrangement will be proposed or filed without the prior consent of the Restricted Creditors as (defined herein). Following implementation of the Plan [OR PLANS], Lumberco will be a publicly traded issuer (having as its shareholders, the former holders of DIL unsecured debt and trade creditors of the Doman Group) and Pulpco will be a wholly-owned subsidiary of Lumberco. As a result of the Plan [OR PLANS], all of the solid wood and pulp assets owned, directly or indirectly, by DIL and its affiliates will become the property, directly or indirectly, of Lumberco or Pulpco, as applicable, and DIL will not have any assets or business. None of the shareholders of DIL will be entitled, as such, to receive shares or other securities of either Lumberco or Pulpco, or any other form of compensation.

3.  REPAYMENT OF    On the implementation of the Plan [OR PLANS], the existing
    SECURED DEBT    senior secured bonds of DIL will be repaid with proceeds
                    from the Private Placement (as defined in Item 9 below) and the exercise of Warrants, all as more particularly described below.

4.  OPTION TO       Creditors whose proven claims are equal to or less than an
    RECEIVE CASH    amount to be determined by the Restricted Creditors (as
                    defined in Item 15 below) and any other creditors who elect to reduce the amount of their proven claim to such determined amount, will be provided with the option to have their proven claim (as reduced, if applicable) paid in cash.

5. SUBSIDIARY In connection with the Plan [OR PLANS], certain transactions REORGANIZATION involving some or all of the members of the Doman Group will be completed in order to facilitate achievement of the objectives set out in Item 1 above on a tax effective basis.

6. SHARE CAPITAL    After giving effect to the implementation of the Plan [OR
                    PLANS] (including the Private Placement, the exercise of Warrants and the purchase of common shares pursuant to the Stand-by Commitment referred to in Item 13 below), creditors whose proven claims are not settled for cash will hold 75% of the total number of outstanding Lumberco Shares (assuming they do not exercise any Warrants), and the balance of the outstanding Lumberco Shares (25%) will be held by persons who acquire Lumberco Shares pursuant to the Private
                    Placement and/or the exercise of Warrants. The authorized share capital of both Lumberco and Pulpco will consist of an unlimited number of common shares.

                    Holders of Lumberco Shares will be entitled to receive notice of and to attend and vote at all meetings of the shareholders of Lumberco, and each Lumberco Share will confer the right to one vote (in person or by proxy) at each such meeting.

7.  LISTING AND     It is intended that the Lumberco Shares will be listed and
    TRADEABILITY    posted for trading on the Toronto Stock Exchange.
                    Appropriate applications will be made to securities regulatory authorities in both Canada and the United States for orders or rulings (as required) permitting: (i) the distribution of securities pursuant to the Plan [OR PLANS]
                    (including securities issued on the exercise of convertible securities); and (ii) the holders of Lumberco Shares and Secured Bonds to freely dispose of those securities in the ordinary course. It will be a condition to the completion of the transactions contemplated by the Plan [OR PLANS] that such orders/rulings are obtained in a form satisfactory to Lumberco and the Restricted Creditors.

8.  LUMBERCO        The board of directors of Lumberco will initially consist of
    BOARD OF        nine members, of which one will be the Chief Executive
    DIRECTORS       Officer of Lumberco. The first Board (and its Chair) will be proposed as part of the Plan [OR PLANS] and approved as part of the Plan [OR PLANS]. Tricap will nominate 2 of such board members (one of whom will serve as Chair) and each of the other Restricted Creditors will nominate 1 director. The remaining directors of Lumberco will be individuals acceptable to the Restricted Creditors. The initial board of directors of Lumberco (including the Chair) will hold office until the close of the first annual meeting of the shareholders of Lumberco following the Plan Implementation
                    Date. At least 50% of the members of the board of Lumberco are to be resident Canadians.

9.  PRIVATE         Contemporaneously with the implementation of the Plan [OR
    PLACEMENT       PLANS], Lumberco will issue Lumberco Shares and Secured
                    Bonds (having the attributes described in Item 15 below) to the entities referred to in Item 13 below (in the ratios indicated in Item 13 below), for aggregate gross proceeds of US $105 million (the "Private Placement"). The total number of Lumberco Shares so placed will equal 12.5% of the total number of Lumberco Shares outstanding after giving effect to the transactions contemplated by the Plan [OR PLANS]
                    (including the exercise of Warrants). The total face amount of such Secured Bonds will be US $110.5 million.

10.  DISTRIBUTIONS  Each creditor having a proven claim (other than those who
     TO CREDITORS   receive cash as contemplated by Item 4 above), will receive
                    (i) Lumberco Shares; and (ii) a PRO RATA share of the
                    Warrants, provided that no fractional Warrants will be issued. The Warrants will be transferable, but the Warrants will not be listed on any published market and it is not anticipated that an active public market for the Warrants will develop.

                    It is anticipated that the Warrants will be distributed as soon as reasonably practicable following creditor and court approval of the Plan [OR PLANS] and will expire five business days prior to the Plan Implementation Date. Closing of the Issuance of Secured Bonds and Lumberco Shares on exercise of the Warrants will occur on the Plan Implementation Date, such that the proceeds from the exercise of the Warrants (and proceeds from the Private Placement), will be available on such date to retire the senior secured bonds of DIL.

11.  ATTRIBUTES OF  Each Warrant will entitle the holder thereof to purchase one
     THE WARRANTS   unit (a "Unit") of Lumberco, or any time and from time to
                    time until 4:00 p.m. (Toronto time) (the "Expiry Time") on the date that is five business days prior to the Plan
                    Implementation Date, upon payment to Lumberco of the applicable Warrant exercise price (the "Basic Purchase
                    Privilege").

12.  ATTRIBUTES OF  Each Unit purchased pursuant to the exercise of a Warrant
     THE UNITS      will consist of US $1,000 aggregate principal amount of
                    Secured Bonds and a number of Lumberco Shares to be determined. The aggregate principal amount of all Secured
                    Bonds that may be issued on the exercise of Warrants will be U.S. $110.5 million. Persons who acquire Lumberco Shares on the exercise of Warrants or pursuant to the Stand-by
                    Commitment will hold, in the aggregate, 12.5% of the total number of outstanding Lumberco Shares after giving effect to the transactions contemplated by the Plan [OR PLANS]
                    (including the Private Placement).

13.  STANDBY        Tricap, certain funds for which Merrill Lynch Investment
     COMMITMENT     Managers or its affiliate serves as investment adviser,
                    Amaranth and Quadrangle (the "Standby Purchasers") will provide a standby commitment (the "Standby Commitment") in respect of the Warrants, pursuant to which they will agree to purchase all Units not otherwise acquired under the Basic
                    Purchase Privilege. The Standby Purchasers will be obligated to tender the purchase price for the Units they have committed to take up pursuant to the Standby Commitment, as soon as practicable following the expiry of the Warrants, and in any event not later than [TIME] (Toronto time) on that date that is one business day prior to the Plan
                    Implementation Date.

                    Units not otherwise purchased pursuant to the Basic Purchase Privilege will be acquired by the Standby Purchasers as follows:

                                                         PERCENTAGE OF REMAINING
                      NAME OF THE STANDBY PURCHASER        UNITS TO BE ACQUIRED
                      -----------------------------        --------------------
                           Tricap                                 30%
                      Certain Funds for which Merrill             24%
                      Lynch Investment Managers or its
                      affiliate serves as investment
                      adviser
                           Quadrangle                             24%
                           Amaranth                               22%

                    The obligations of the Standby Purchasers will be subject to customary conditions (including a no-material adverse change condition) and to satisfactory arrangements having been made to close the transactions contemplated by the Plan [OR PLANS].

14.  USE OF         The aggregate gross proceeds from the sale of Units
     PROCEEDS       (pursuant to the Private Placement, the exercise of Warrants and the Standby Commitment) is expected to be US$210 million. The net proceeds generated from the sale of Units will be used by Lumberco to retire the principal and accrued interest owing under the outstanding secured bonds of DIL.

15.  ATTRIBUTES OF  The Secured Bonds to be issued by Lumberco pursuant to the
     THE SECURED    Private Placement, the exercise of Warrants and the Standby
     BONDS          Commitment, will be a single series of debt securities and will be issued under a trust indenture (the "Trust
                    Indenture"), to be entered into as of the Plan
                    Implementation Date between Lumberco and a trust company reasonably acceptable to both Lumberco and the Restricted
                    Creditors.

                    Whenever used in this Term Sheet, "Restricted Creditors" means the restricted subcommittee of the Committee and Tricap, collectively.

                    AGGREGATE PRINCIPAL AMOUNT

                    The aggregate principal amount of the Secured Bonds will be limited to US $221 million.

                    MATURITY

                    The Secured Bonds will mature and be repayable (as to principal and any outstanding Interest) on the date that is five years plus one day following the Plan Implementation Date, subject to acceleration of the obligations of Lumberco in accordance with the terms of the Secured Bonds.

                    INTEREST

                    Except as provided under the heading "Interest Deferral" below, the Secured Bonds will bear interest at the rate of 15% per annum (calculated semi-annually not in advance), commencing on the Plan Implementation Date. Interest will be payable semi-annually in arrears on [DATE] and [DATE] of each year (each an "Interest Payment Date" and the date from and including each Interest Payment Date to but excluding the next Interest Payment Date being referred to herein as an "Interest Payment Period"), commencing [DATE], 2004.


                    INTEREST DEFERRAL

                    Lumberco will have the right to defer payments of up to one-half of the interest payable on any Interest Payment Date by extending the Interest Payment Period with respect to the portion of interest so deferred for a period (each such period an "Extension Period") of up to 10 consecutive semi-annual periods, provided that no Extension Period may extend beyond the stated maturity date of the Secured Bonds. Any such deferred interest shall bear interest at the rate of 15% per annum, which shall be calculated and paid semi-annually on each Interest Payment Date in the same manner as Interest on the principal amount of the Secured Bonds.

                    SECURITY

                    The Secured Bonds will be direct, secured obligations of Lumberco and will be guaranteed by each of the material subsidiaries of Lumberco (other than Pulpco). The obligations of Lumberco under the Secured Bonds (and its subsidiaries under the foregoing guarantees) will be secured by a first priority charge over all of the fixed assets of Lumberco and its subsidiaries, respectively, held as of the Plan Implementation Date (or thereafter acquired), including but not limited to timber tenures, sawmills and the lumber remanufacturing plant. The security for the Secured Bonds will rank PARI PASSU with any security granted to secure Hedge Obligations (as defined below in this Item 15 under the heading "Additional Debt"). The security provided by Lumberco (and its subsidiaries) in respect of the Secured Bonds will rank subordinate to the security interest of the provider of the working capital facility referred to in Paragraph (c) of Item 17 below, as to working capital assets of Lumberco (and its subsidiaries).

                    REDEMPTION

                    Lumberco will be entitled, at any time and from time to time after the date that is one (1) year following the Plan Implementation Date to redeem the Secured Bonds, in whole or in part, upon payment to the holders of Secured Bonds of all accrued and unpaid interest to the date of redemption and the redemption price prevailing as at the time notice of such redemption is given, which will be calculated as follows:

                                                      PERCENTAGE OF FACE VALUE
                        TIME OF REDEMPTION          OF OUTSTANDING SECURED BONDS
                        ------------------          ----------------------------
                              Year 2                         107.50%
                              Year 3                         105.50%
                              Year 4                         103.50%
                              Year 5                         101.50%
                            thereafter                       100.00%

                    Lumberco will be required to provide at least 30 days (but not more than 60 days) prior written notice of any redemption of Secured Bonds. If less than all the Secured Bonds are to be redeemed, the trustee will select the Secured Bonds to be redeemed by a method determined by the trustee to be fair and equitable.

                    Notwithstanding the foregoing, Lumberco will be required to redeem Secured Bonds (in whole or in part, as applicable) if it has proceeds available to effect such redemption as contemplated below in this Item 15, under the heading "Asset Sales". The payment required to made to redeem Secured

                    Bonds will be calculated as set out above (and will include accrued and unpaid interest to the date of redemption), provided that if any Secured Bonds are so redeemed during the period commencing on the Plan Implementation Date and ending on the date that one year thereafter, the redemption price will be 107.50% of the face value of the Secured Bonds so redeemed (plus all accrued and unpaid interest).

                    RATING

                    The Secured Bonds will, at the expense of Lumberco, be rated by a rating agency acceptable to the Restricted Creditors.

                    COVENANTS

                    The Trust Indenture will contain covenants of Lumberco in favour of the bondholders, consistent with the covenants provided by borrowers in transactions of like nature, including the following:

                    ADDITIONAL DEBT

                    Lumberco will not incur additional debt without the prior written consent of the holders of the Secured Bonds, except for Permitted Indebtedness. Permitted Indebtedness will include:

                    - debt incurred under a working capital facility ("Working Capital Debt") in an amount not to exceed CDN. $100 million, less the amount of any working capital facility established by Pulpco;

                    - obligations under interest rate, currency or commodity hedging arrangements in accordance with restrictions to be settled with the Restricted Creditors before the Plan [OR PLANS] is [ARE] filed with the Court ("Hedge Obligations");

                    - debt assumed in connection with an acquisition, provided that such acquisition and related assumption of debt do not adversely affect the rating of the Secured Bonds; and

                    - debt ("Additional Debt") incurred by Lumberco or any subsidiary that has an aggregate principal amount at any time outstanding not in excess of US$50,000,000, provided that the holder of such indebtedness enters into a subordination agreement as provided in the Trust Indenture.

                    LIENS

                    Subject to limitations and exceptions to be settled and agreed with the Restricted Creditors before the Plan [OR PLANS] is [ARE] filed with the Court, Lumberco and its subsidiaries may not incur or suffer to exist any lien to secure any debt of Lumberco or any of its subsidiaries, other than liens to secure the Secured Bonds, Working Capital Debt, Additional Debt, Hedge

                    Obligations or any refinancing of any such indebtedness.

                    ASSET SALES

                    Subject to limitations and exceptions to be settled and agreed with the Restricted Creditors before the Plan [OR PLANS] is [ARE] filed with the Court, Lumberco and its subsidiaries will be obligated to apply the net proceeds of
                    (i) any asset sales, (ii) softwood duty settlement, or (iii) capital markets transactions and any proceeds received from Pulpco pursuant to the Pulpco Note (as contemplated by Item 16 below) first to ensuring that Lumberco has adequate liquidity to achieve its business plan and then to the redemption of the Secured Bonds (in whole or in part) as contemplated above in this Item 15 under the heading "Redemption".

                    TRANSACTIONS WITH AFFILIATES

                    Subject to limitations and exceptions to be settled and agreed with the Restricted Creditors before the Plan [OR PLANS] is [ARE] filed with the Court, Lumberco may not enter into any transaction (or series of related transactions) with an affiliate (other than a wholly-owned subsidiary that has provided a guarantee in respect of Secured Bonds, as contemplated under the heading "Security" above) unless such transaction is on terms no less favourable in all material respects to Lumberco (or such subsidiary) than those that could be obtained in a comparable arm's length transaction with an entity that is not an affiliate.

                    CONTRACTUAL LIMITATIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

                    Subject to limitations and exceptions to be settled and agreed with the Restricted Creditors before the Plan [OR PLANS] is [ARE] filed with the Court, Lumberco may not, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its capital stock owned by Lumberco or any other subsidiary or pay any debt or other obligation owed to Lumberco or any other subsidiary; (ii) to make loans or advances to Lumberco or any other subsidiary; or (iii) to transfer any of its property or assets to Lumberco or any other subsidiary.

                    ADDITIONAL AMOUNTS FOR CANADIAN TAXES

                    All payments made by Lumberco under or with respect to the Secured Bonds will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless Lumberco is required to withhold or deduct Taxes by law, in which case Lumberco will pay such additional amounts as may be necessary so that the net amount received by each holder of Secured Bonds after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted.

                    CHANGE OF CONTROL

                    The occurrence of a Change of Control will result in an event of default under the Trust Indenture unless Lumberco offers to repurchase all of the outstanding Secured Bonds at the then current redemption price, plus accrued and unpaid interest thereon to the repurchase date and completes the purchase of all Secured Bonds properly tendered pursuant to such offer. A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following:
                    (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Lumberco's assets (on a consolidated basis), (ii) the adoption of a plan by Lumberco relating to the liquidation or dissolution of Lumberco, (iii) the acquisition by any Person of more than 50% of the common shares of Lumberco (whether by purchase or by way of merger, amalgamation, consolidation, wind up or otherwise).

                    EVENTS OF DEFAULT

                    The Trust Indenture will provide for customary events of default. Upon the occurrence of an event of default the trustee, or the holders of not less than 25% in aggregate principal amount of the outstanding Secured Bonds, will be entitled to declare by written notice provided to Lumberco, the principal amount of the outstanding Secured Bonds and accrued interest to be immediately due and payable.

                    GOVERNING LAW

                    The Secured Bonds and the Trust Indenture will be governed by the laws of the State of New York.

                    REPORTING REQUIREMENTS

                    The Trust Indenture will provide that Lumberco will be obligated to make available to holders of Secured Bonds quarterly and annual financial statements prepared in accordance with Canadian Generally Accepted Accounting Principles and such additional information as the Restricted Creditors may request.

16.  SECURITY       On the Plan Implementation Date, Pulpco will issue a term
     INTEREST IN    promissory note (the "Pulpco Note") to Lumberco, in a
     PULPCO         principal amount to be determined and will grant to Lumberco a security interest (the "Pulpco Security Interest") covering all of the property and assets of Pulpco (present and after acquired), to secure the performance by Pulpco of its obligations under the Pulpco Note. The Pulpco Security
                    Interest will rank subordinate to the security interest of the provider of the working capital facility referred to in Paragraph (c) of Item 17 below, as to working capital assets of Pulpco. The Pulpco Note will bear interest at the rate of [PERCENT]% PER ANNUM

                    (calculated semi-annually not in advance). The Pulpco Note will be in form and substance satisfactory to the Restricted Creditors and will provide, among other things, that all proceeds generated from the sale of material assets by Pulpco will be paid by Pulpco to Lumberco on account of (i) accrued interest under the Pulpco Note (first); and (ii) the principal amount of the Pulpco Note (second).

17.  CONDITIONS     Completion of the transactions contemplated by the Plan [OR
                    PLANS] will be conditional upon the fulfillment of conditions customary in transactions of this nature, including the following conditions:

                    (a) Creditor approval, Court approval and expiry of all applicable appeal periods;

                    (b) The authorization and creation of all Warrants, Secured Bonds and shares necessary to complete the compromises contemplated under the Plan [OR PLANS] for the benefit of creditors having proven claims as contemplated under such Plan [OR PLANS], including all necessary corporate filings and related matters;

                    (c) On or before the Effective Date, Lumberco shall have entered into a credit agreement establishing a working capital facility in an amount not less than CDN. $100 million, less the amount of any working capital facility established by Pulpco on terms and conditions satisfactory to the Restricted Creditors;

                    (d) The Restricted Creditors being satisfied, acting reasonably, with the terms and conditions of all agreements, indentures, security instruments, corporate articles, court orders and other documents, approvals and actions relating to the CCAA proceedings, the Plan [OR PLANS] and the implementation of the Plan [OR PLANS], including the form and content of: (a) the final order of the Court approving the Plan [OR PLANS], and all other court orders; (b) any required regulatory orders/rulings; (c) documentation relating to the Warrants, Secured Bonds and Lumberco Shares; (d) any amendments made to the Plan [OR PLANS]; (e) the implementation process for the Plan [OR PLANS]; and
                         (f) any approvals and consents contemplated by the Plan [OR PLANS];

                    (e) Receipt of all orders, enactments or approvals that may be required from regulatory and governmental authorities, including:

                        (i)  those contemplated by Item 7 above; and

                        (ii) approval from the Toronto Stock Exchange to list
                             the Lumberco Shares on such exchange, subject to the filing of customary documentation and minimum distribution requirements;

                    (f) Receipt of all necessary approvals from the Government of British

                         Columbia, including with respect to relevant asset transfers, in form and substance satisfactory to the Restricted Creditors;

                    (g)  Completion of the Private Placement;

                    (h) The Restricted Creditors having determined, in their reasonable discretion, that there have been no material adverse changes or developments affecting the solid wood assets or the pulp assets of the Doman Group or that might affect the business, operations, affairs or assets of Lumberco or Pulpco following completion of the transactions contemplated by the Plan [OR PLANS].

                                                                     NO. L023489
                                                              VANCOUVER REGISTRY
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                    IN THE SUPREME COURT OF BRITISH COLUMBIA

                    IN THE MATTER OF THE COMPANIES' CREDITORS
                                ARRANGEMENT ACT
                              R.S.C. 1985, c. C-36
                                       AND
                        IN THE MATTER OF THE COMPANY ACT
                               R.S.B.C. 996, c. 62
                                       AND
                      IN THE MATTER OF THE CANADA BUSINESS
                                CORPORATIONS ACT
                              R.S.C. 1985, c. C-44
                                       AND
                      IN THE MATTER OF THE PARTNERSHIP ACT
                              R.S.B.C. 1996, c. 348

                                       AND

                 IN THE MATTER OF DOMAN INDUSTRIES LIMITED, AND
                THOSE CORPORATIONS DESCRIBED IN SCHEDULE "A" TO
                                  THE PETITION

                                                                     PETITIONERS
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                                 P R A E C I P E

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                           FRASER MILNER CASGRAIN LLP
                            BARRISTERS & SOLICITORS
                       15th Floor, The Grosvenor Building
                            1040 West Georgia Street
                      Vancouver, British Columbia V6E 4H8
                            Douglas L. Knowles, Q.C.
                             and Mary L.A. Buttery